Exhibit 10.2

The employment agreements for each of Sam Klepfish and Justin Wiernasz, the Corporation’s CEO and President, respectively, were amended (i) ) in the event of a change of control (as defined below) all equity based compensation (including options and restricted stock units) payable pursuant to such employment agreements, shall immediately vest and/or restrictions thereon shall lapse, and (ii) to provide that in the event of a termination without Cause (as defined in the employment agreement) they shall receive a lump sum payment equal to the greater of (x) the salary payable over the last six months of the term of the agreement, or (y) the Base Salary (as defined in the employment agreement) remaining through the end of the then-current term of the agreement.  The definition of change of control shall mean the occurrence of any of the following events: (w) the sale or transfer by the Company for at least $25 million (such consideration consisting of cash, cash equivalents, notes or securities) of more than 50% of its Voting Securities (as defined below) or substantially all of its assets; or  (x) the acquisition, other than from the Company or employees of it or any of its subsidiaries, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (other than an employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); or (y) the approval by the stockholders of the Company of a reorganization, merger, consolidation or recapitalization of the Company (a "Business Combination"), other than a Business Combination in which more than 50% of the combined voting power of the outstanding Voting Securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or (z) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.

Each of Sam Klepfish and Justin Wiernasz, the Corporation’s CEO and President, respectively, was awarded, as a special bonus, effective November 17, 2014, an aggregate of 1,000,000 restricted stock units (“RSU”) subject to time and performance vesting conditions, with the timing conditions as follows: 150,000 RSUs vest on each of July 1 and December 31, 2015; 300,000 RSUs vest on December 31, 2016 and 400,000 RSUs vest on July 1, 2017, and the performance conditions are as follows: for the RSUs vesting in 2015, the Corporation, on a consolidated basis, must have four months with sales above $2.5M during 2015, for the RSUs vesting in 2016, the Corporation, on a consolidated basis, must have four months with sales above $2.5M during 2016 and for the RSUs vesting in 2017, the Corporation, on a consolidated basis, must have four months with sales above $2.5M during 2017, provided however, that if the performance condition is not met in any year, the RSUs scheduled to vest in such year will still vest if the Corporation, on a consolidated basis, has six months with sales of at least $2.5M during the following year.  The company's board of directors will modify and increase the performance requirements, with the consent of executive, if warranted and appropriate.